UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

S&T Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 16, 2007

To the Shareholders of S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on April 16, 2007, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1. The election of five directors to serve terms expiring in 2010; and

2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on February 27, 2007 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

Robert E. Rout

Secretary

Indiana, Pennsylvania

March 12, 2007

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Shareholder Relations Department at 59 Maiden Lane, Plaza Level, New York, New York 10038. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”

S&T BANCORP, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 16, 2007

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 12, 2007. At the Annual Meeting, shareholders of S&T will be asked to elect five directors of S&T to serve terms expiring in 2010.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Place and Time

The Annual Meeting will be held on April 16, 2007, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date; Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“S&T Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of record of S&T Common Stock at the close of business on February 27, 2007 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,050 record holders of S&T Common Stock and 25,297,424 shares of S&T Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares. Abstentions are counted for purposes of determining presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the five nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. All other matters to be considered at the Annual Meeting, if any, require the affirmative vote of a majority of the votes cast at the meeting on the item to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” the director nominees proposed by the S&T Board, which are presented in this Proxy Statement. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. S&T also will request persons, firms and corporations holding shares of S&T Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

PRINCIPAL BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of S&T Common Stock as of December 31, 2006:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	S&T Bank, Wealth Management Group 800 Philadelphia Street Indiana, PA 15701	2,745,612	[1]	10.83%
Common Stock	Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	2,573,804	[2]	10.20%

(1)	Wealth Management Group (“WMG”) has sole voting power for 1,445,512 of these shares and no voting power for 336,481 of these shares held in customer accounts. It is the intention of management to vote the shares for which it has sole voting power “FOR” the director nominees named in this Proxy Statement and any other matters to be acted upon at the Annual Meeting. The remaining 963,619 shares of S&T Common Stock are held by WMG as trustee of the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”). The Thrift Plan participants will vote such shares directly through AST, S&T’s transfer agent. AST will vote any allocated shares for which it has not received any instruction in the same proportion as shares for which voting instructions have been received.
(2)	According to its Form 13G/A filed with the SEC on February 12, 2007, Ariel Capital Management, LLC has sole dispositive power for 2,573,804 shares, with sole voting power for 1,283,179 of these shares.

S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act. During 2006, except for one director and one officer, all directors and executive officers timely filed all required reports of beneficial ownership and changes in beneficial ownership. J. Jeffrey Smead, an executive officer who retired in 2006, did not file a Form 4 within 2 business days to report one transaction. Director Papernick did not report shares purchased and held in IRAs for himself and his spouse and in trusts for the benefit of his grandchildren for which his spouse is trustee. These late filings were inadvertent, and the required filings have since been made.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of February 27, 2007, the amount and percentage of S&T Common Stock beneficially owned by each director, each nominee for director and the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group.

Directors, Named Executive Officers and Nominees	Shares of Common Stock Beneficially Owned[1]	Percent Owned
Thomas A. Brice[2]	147,817	*
Todd D. Brice	89,650	*
James L. Carino[2]	304,451	1.20%
John J. Delaney	89,124	*
Michael J. Donnelly	31,190	*
William J. Gatti	54,779	*
Ruth M. Grant	278,117	1.10%
Jeffrey D. Grube[2]	35,686	*
Edward C. Hauck	34,547	*
Frank W. Jones	48,849	*
Joseph A. Kirk[2]	80,911	*
David L. Krieger	26,468	*
Samuel Levy	176,629	*
James V. Milano	1,000	*
James C. Miller[2]	178,989	*
Christine J. Olson	190,252	*
Alan Papernick	36,623	*
Robert E. Rout	59,940	*
Myles D. Sampson	50,576	*
Charles A. Spadafora	67,457	*
All directors and executive officers as a group (26 persons)	2,138,267	8.20%

(1)

May include shares held by spouse, other family members, as trustee or through a corporation. Includes shares issuable upon the exercise of nonstatutory stock options exercisable within 60 days of February 27, 2007: Mr. Thomas Brice, 33,625 shares; Mr. Todd Brice, 35,625 shares; Mr. Carino, 33,625 shares; Mr. Delaney, 33,625 shares; Mr. Donnelly, 13,625 shares; Mr. Gatti, 33,625 shares; Ms. Grant, 8,625 shares; Mr. Grube, 29,871 shares; Mr. Hauck, 18,750 shares; Mr. Jones, 31,735 shares; Mr. Kirk, 33,625 shares; Mr. Krieger, 18,750 shares; Mr. Levy, 33,625 shares; Mr. Miller, 123,750 shares; Ms. Olson, 33,625 shares; Mr. Papernick, 29,871 shares; Mr. Rout, 38,750 shares; Mr. Sampson, 31,735 shares; Mr. Spadafora, 23,625 shares; and all other executive officers as a group, 126,750 shares. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Thomas Brice disclaims beneficial ownership of 47,296 shares that are directly owned by his spouse. Mr. Carino disclaims beneficial ownership of 215,869 shares that are directly owned by JLC Partners, L.P. Mr. Papernick disclaims beneficial ownership of 4,000 shares held in trust for his grandchildren.

(2)	Nominee for election to the S&T Board.
*	Less than 1%

PROPOSAL 1—ELECTION OF DIRECTORS

General

The by-laws of S&T (the “S&T By-Laws”) provide that the number of directors constituting the S&T Board shall consist of not less than 12 nor more than 25. Currently, there are 17 directors on the S&T Board. The S&T Board has determined that the following directors are independent under the NASDAQ listing standards: Mr. Carino, Mr. Delaney, Mr. Donnelly, Ms. Grant, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Levy, Mr. Milano, Mr. Papernick, Mr. Sampson and Mr. Spadafora. The S&T By-Laws also set the mandatory retirement age for directors at 75. Ms. Grant, therefore, will retire on the date of the Annual Meeting. The Articles of Incorporation of S&T provide for the classification of directors into three classes, as equal in number as possible, with approximately one-third of the directors elected annually for three-year terms. Certain information about the Nominees (Class 2 Directors), whose current terms will expire in 2007 and who are presently members of the S&T Board and the S&T Bank Board, is set forth below:

Class 2 Director Nominees Whose Terms Will Expire in 2010:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Thomas A. Brice[1]	66	Vice President, Douds, Inc. — Retail Interior Furnishings	1980
James L. Carino[1]	74	President, J.L. Carino Nurseries, Inc.	1987
Jeffrey D. Grube[2,4]	53	President, B.F.G. Electroplating and Manufacturing Company	1997
Joseph A. Kirk[1],[2,3]	67	President, Beaver Meadow Creamery, Inc.	1993
James C. Miller[1]	61	Chairman and Chief Executive Officer of S&T and S&T Bank; formerly President of S&T and S&T Bank	1993

Certain information about the directors whose terms continue (Class 1 and Class 3 Directors), who are directors of S&T and S&T Bank, is set forth below:

Class 3 Directors Whose Terms Expire in 2008:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Todd D. Brice1,[5]	44	President and Chief Operating Officer of S&T and S&T Bank Formerly Executive and Senior Vice President of Commercial Lending at S&T and S&T Bank	2005
William J. Gatti[1]	65	Chairman, Millennium Pharmacy Systems, Inc.	1993
Ruth M. Grant1,[2,3]	75	President, Louis A. Grant, Inc. — Specialized Equipment Manufacturing and Services	1997
Samuel Levy1,[3,4]	68	President, Jefferson Wholesale Grocery Company, Inc.	1977
James V. Milano[2,4]	47	Certified Public Accountant, Independent Consultant Formerly Chief Financial Officer, NEP Supershooters L.P.	2006
Charles A. Spadafora[3]	65	President, Colonial Motor Mart	1987

Class 1 Directors Whose Terms Expire in 2009:

Name	Age	Principal Occupation During Past 5 Years	Director Since
John J. Delaney1,[4]	65	President, Delaney Chevrolet, Buick, Honda, Hyundai, Subaru	1987
Michael J. Donnelly[3,4]	49	President, Indiana Printing and Publishing Company, Inc.	2001
Frank W. Jones1,[2,4]	61	Attorney-at-Law, Independent Practice	1997
Christine J. Olson[1]	50	Chairman and Chief Executive Officer, S. W. Jack Drilling Company, and Partner, C&N Company — Gas Drillers and Producers	1984
Alan Papernick[1]	69	Attorney-at-Law, Papernick and Gefsky, LLC	1997
Myles D. Sampson[3]	62	Chairman and Chief Executive Officer, Rimco Properties, Inc. — Real Estate Development; formerly President, Rimco Properties, Inc.	1997

(1)	Member of the Executive Committee of S&T Bank and S&T. The committee, which is appointed annually by the S&T Board, has authority to take action between meetings of the S&T Board with respect to matters that a majority of the committee considers necessary to be addressed prior to the next meeting of the S&T Board.
(2)	Member of the Audit Committee of S&T Bank and S&T. All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the committee and includes the provisions required by the NASDAQ listing standards. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee has provided information regarding the functions performed by the committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement. James V. Milano has been designated by the Board as the Corporation’s “audit committee financial expert.” The Board has determined that Mr. Milano meets the qualifications of an audit committee financial expert under SEC regulation. Mr. Milano is a C.P.A. with 20 years of public accounting experience including managing partner of Datemasch Milano & Associates and five years of experience serving as CFO of NEP Supershooters L.P. He has a B.S. in business administration and an M.S. in taxation. This experience and education has given Mr. Milano an understanding of U.S. generally accepted accounting principles and financial statements; the ability to assess general applications of such principles in connection with accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements presenting a breadth and level of complexity of accounting issues that are comparable to S&T’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions.
(3)	Member of the Compensation and Benefits Committee of S&T Bank and S&T. The committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.
(4)	Member of the Nominating and Corporate Governance Committee of S&T Bank and S&T. The committee was formed in 2003, and the functions of this committee are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to select director nominees for election by shareholders and to provide guidance to the S&T Board on corporate governance issues. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.
(5)	Director Todd D. Brice is the son of Director Thomas A. Brice.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Committee”) has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The

Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s By-Laws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of S&T prior to the meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background and holdings of S&T Common Stock of the nominee and information with respect to the nominating shareholder. There are no differences in the manner in which the Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Committee, or by any other source.

The Committee shall take into account all factors and criteria it considers appropriate, which will include but not be limited to: high personal and professional integrity, sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T Board and management of S&T; diversity of experience relative to that of other S&T directors; age; level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Committee is empowered to engage a third party search firm to assist it in identifying director candidates, but the Committee did not do so in 2006. S&T has not received shareholder nominations for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.

Board and Committee Meetings

The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. Typically, the S&T Board holds its annual reorganization meeting directly following the annual meeting of shareholders, which results in most directors being able to attend the annual meeting of shareholders. In 2006, 14 of S&T’s 17 Directors attended the annual meeting of shareholders.

During 2006, the S&T Board held ten regular full board meetings, with the following number of meetings held by the S&T Board committees: Audit, five; Compensation and Benefits, three; Executive, two; Nominating and Corporate Governance, five; and Wealth Management Group Oversight, six. Fifteen of the 17 directors attended at least 75% of the total number of meetings of the S&T Board and committees. Mr. Sampson attended fewer than 75% of the meetings due to personal reasons that were unavoidable and for good cause. Ms. Olson attended less than 75% of the meetings for business reasons that could not be avoided.

Shareholder Communications with Directors

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701,

ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary shall initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures, applicable laws and regulations relating to the disclosure of information.

EXECUTIVE OFFICERS OF THE REGISTRANT

Executive Officers

Name	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
James C. Miller	61	Chairman and Chief Executive Officer of S&T and S&T Bank, since August 2004; President and Chief Executive Officer of S&T and S&T Bank, January 1998 to August 2004	1983
Robert E. Rout	55	Senior Executive Vice President, Chief Financial Officer and Secretary of S&T and S&T Bank, since January 2005; Executive Vice President, Chief Financial Officer and Secretary of S&T and S&T Bank, August 1999 to December 2004	1993
David G. Antolik	40	Executive Vice President, Commercial Lending, since August 2004; Senior Vice President, Commercial Lending, January 2002 to August 2004; Vice President, Commercial Lending, September 2000 to December 2001	2004
Todd D. Brice	44	President and Chief Operating Officer of S&T and S&T Bank, since April 2005; President of S&T and S&T Bank, August 2004 to April 2005; Executive Vice President, Commercial Lending, January 2003 to August 2004; Senior Vice President, Commercial Lending, January 1999 to December 2002	2003
Edward C. Hauck	54	Senior Executive Vice President and Retail Banking and Support Services Group Manager, since August 2004; Executive Vice President and Retail Banking and Support Services Group Manager, January 1997 to August 2004	1991
Tony E. Kallsen	39	Executive Vice President, Loan Administration Group Manager, since May 2006; Senior Vice President, National City Bank of Pennsylvania, March 2004 to May 2006; Senior Vice President, National City Bank of Michigan/Illinois, February 2002 to March 2004	2006
Thomas E. Kiral	46	President, S&T Insurance Group, since June 2001	2001
David L. Krieger	63	Senior Executive Vice President and Commercial Lending Group Manager, since August 2004; Executive Vice President and Commercial Lending Group Manager, January 1998 to August 2004	1984
Malcolm E. Polley	44	President and Chief Investment Officer, Stewart Capital Advisors, LLC, since August 2005; Chairman & President, Stewart Capital Mutual Funds, since November 2006; Executive Vice President and Chief Investment Officer of S&T and S&T Bank, since January 2006; Senior Vice President, Chief Investment Officer, January 2003 to December 2005; Vice President, Chief Investment Officer, May 2001 to December 2002; Vice President, Trust Investments, West Des Moines State Bank, October 1999 to April 2001	2006
David P. Ruddock	45	Executive Vice President, Information Technology and Operations, since January 2004; Senior Vice President, Information Technology and Operations, February 1999 to December 2003	2004
Gregor T. Young IV	50	Executive Vice President and Managing Director, Wealth Management Group, since May 2000	2000

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Approval Process

Executive compensation decisions are made by the six-member Compensation and Benefits Committee (the “Compensation Committee”) of the S&T Board. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee independently decides the compensation that S&T will pay the chief executive officer. For the remaining executive officers, the chief executive officer makes recommendations to the Compensation Committee, which reviews and approves the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the chief executive officer’s compensation. The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), which are made solely by the Compensation Committee. The Compensation Committee may delegate to its chairperson such power and authority as the Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Committee or a subcommittee of at least two members.

The Compensation Committee operates under a written charter, which it reviews and reaffirms on an annual basis.

Compensation Philosophy

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to the chief executive officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The policy of the Compensation Committee is to provide compensation that is competitive within the banking industry to attract and retain qualified executives; is integrated with S&T’s corporate performance goals, which is primarily earnings growth; rewards exceptional individual performance within the assigned area of operational responsibility; and, importantly, aligns the interests of senior management with S&T’s shareholders. To meet the objectives of its policy, the Compensation Committee has established a compensation program for senior management, including the Named Executive Officers, which includes the following elements:

•	Salaries;

•	Short-term incentive awards;

•	Long-term incentive awards; and

•	Certain other benefits.

Compensation Program

The Compensation Committee reviews the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to establish competitive benchmarks for S&T’s compensation program. The peer banks are similar in size and in S&T’s geographic location. While subject to change based on market and other relevant qualitative factors, the Compensation Committee includes the following peer banks in its comparison: United Bankshares, Inc.; First Commonwealth Financial; Chittenden Corp.; Park National Corp.; National Penn Bancshares, Inc.; First Financial Bancorp; Chemical Financial Corp.; Independent Bank Corp.; Harleysville National Corp.; Sterling Financial Corp.; City Holding Company; and Omega Financial Corp. (collectively, the “Peer Banks”). In addition, the Compensation Committee considers general industry peer group information contained in the SNL Securities Bank Performance Report.

In 2005, S&T engaged Towers Perrin to provide consultative services with regard to S&T’s compensation program for consideration of the 2006 compensation program for senior management, defined as senior vice president level and higher. Towers Perrin reviewed all elements of compensation paid to S&T’s senior management, including the Named Executive Officers, and compared S&T’s compensation program with publicly-available compensation information of the Peer Banks and Towers Perrin’s survey data effective September 2005. The study considered the target total direct compensation and allocation among the components of compensation: base salary, short-term (annual) incentive and long-term incentive. Towers Perrin also considered other perquisites paid to senior management. The study found that base salaries approximated the market median in total; short-term incentive opportunities were low; long-term incentive awards were above market for lower level executives but below market for the top executives; and target total direct compensation for the Named Executive Officers, in the aggregate, approximated the median for the Peer Banks. The study concluded that while S&T is a top quartile performer, the compensation for all levels of senior management, on average, was below the median for the Peer Banks. The perquisites provided to S&T senior management were consistent with the perquisites to senior management at the Peer Banks. The Towers Perrin consultant presented his findings to the chief executive officer, the president, the chief financial officer, the senior vice president of the employee services department and the Compensation Committee for considering the allocation of compensation among salaries, short-term incentives and long-term incentives in 2006.

Salaries

The Compensation Committee reviews the salary of the chief executive officer annually in December. The Compensation Committee compares the chief executive officer salary level and performance against the Peer Banks. Particular emphasis in 2006 was placed upon S&T’s performance as compared to earnings per share goals in 2006, as well as the subjective assessment of Mr. Miller’s individual performance. Mr. Miller’s salary for 2006 was $470,000. In December 2006, the Compensation Committee approved Mr. Miller’s 2007 salary increase of 4.26% to $490,000, because of the effects of inflation but also to recognize Mr. Miller’s leadership during a more challenging earnings environment in 2006 due to the inverted yield curve and the charge-off activity on four larger commercial credits.

The chief executive officer reviews the salary for the president and chief operating officer. A similar methodology is employed for the review of Mr. Brice’s salary as described above for the chief executive officer. Mr. Brice’s annual salary in 2006 was $285,000. In December 2006, Mr. Brice’s 2007 salary was increased by 5.26% to $300,000, due to the effects of inflation and to his leadership over service-related lines of business. The Compensation Committee reviewed and approved the recommended increases to Mr. Brice’s salary for 2006 and 2007.

The chief executive officer and the president review the salaries for the other executive officers on an annual basis in December. The salaries are compared to the salaries of executives with similar responsibilities at the Peer Banks and adjusted if deemed appropriate. The salaries for 2007 for Messrs. Rout and Hauck increased by 6.38% and 4.04%, respectively, due to the effects of inflation and to their leadership over their respective areas of responsibility. Mr. Krieger’s 2007 salary remained unchanged from the prior year, but he is entitled to 12 weeks of vacation in 2007, rather than the four weeks of vacation available to S&T’s officers. The Compensation Committee reviewed and approved the recommended salary increases for the other executive officers for 2006 and 2007.

Changes in salaries are effective in the first biweekly payroll period in the following year.

Short-Term Incentive Award

Effective January 1, 1999, the Compensation Committee commenced the administration of a Management Incentive Plan as a short-term incentive award to more closely align the interests of shareholders and senior management by making a greater percentage of senior management’s total compensation dependent on the annual performance of S&T and the achievement of individual departmental goals. The Compensation Committee implemented changes recommended by Towers Perrin in the above-mentioned study to make the short-term incentive award more competitive. The primary changes were to discontinue reducing the incentive award by the individual’s year-end profit sharing bonus to the defined contribution plan sponsored by S&T Bank and to make the individual eligible for 100% of his or her award if the target goal was achieved.

Annually, the Compensation Committee establishes specific incentive opportunities, with primary emphasis on earnings per share goals, which are expressed as a percentage of each participant’s base salary rate for the given year. Depending upon the level of success in meeting the established goals, the Named Executive Officers can earn up to 35% of their respective annual salaries. In 2006, the chief executive officer was eligible to earn 100% of his short-term incentive award based upon achieving the earnings per share target. The other Named Executive Officers were eligible to earn 75% of their award based upon achieving the earnings per share target and 25% of their award based on individual department goals. In 2006, the earnings per share target for 100% was $2.35. Since earnings in 2006 did not exceed the prior year’s earnings, senior management, including the Named Executive Officers, did not earn a Management Incentive Plan award in 2006. If an award had been earned, senior management would have received the award payment in January 2007. In 2007, the Named Executive Officers can earn up to 35% of their respective salaries by achieving a ten percent increase in earnings per share. The chief executive officer and the president are eligible to earn 100% of their short-term incentive award based upon achieving the earnings per share target. The other Named Executive Officers have the opportunity to earn 50% of their award based upon achieving the earnings per share target and 50% on individual department goals.

Long-Term Incentive Award

The Compensation Committee has increasingly weighted the Named Executive Officers’ actual compensation packages toward programs contingent upon S&T’s level of long-term (three years or greater) performance. This compensation element is intended to reward the executive for contributing to increasing shareholder value with sustained earnings growth into the future. The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders’ interests. The 2003 Plan has been considered an important long-term element in S&T’s compensation program.

In 2006, in response to the anticipated costs of expensing stock options under Financial Accounting Standard No. 123(R), the Compensation Committee discontinued its practice of granting nonstatutory stock options annually. In lieu of an annual option grant, the Compensation Committee adopted a performance-based incentive plan whereby executives will earn an award based upon the achievement of predetermined incremental earnings per share goals for the following year. Depending upon the level of earnings per share goal achieved, the award, at the discretion of the Compensation Committee, will equal a percentage of the executive’s salary and be delivered in the form of restricted S&T Common Stock. In 2007, the Named Executive Officers have the opportunity to earn an award of 25% of their respective salaries by achieving a ten percent increase in earnings per share. If the Compensation Committee awards restricted S&T Common Stock, the shares will be granted at the first Compensation Committee meeting in January 2008 and are expected to vest in equal number over a period of four years.

In consideration of the transition from granting nonstatutory stock options in 2006, the Compensation Committee granted a one-time transition bonus in cash to all levels of employees, including the Named Executive Officers, that amounted to $2 per share in options that the employee would have received had nonstatutory stock options been granted at the same levels as in 2005. The transition cash bonus was considered earned in 2006 and was paid in the second biweekly payroll in 2007.

Prior to 2006, the Compensation Committee recognized Mr. Miller’s contribution to S&T’s long-term growth through grants of nonstatutory stock option awards from the 2003 Plan, and believes that these awards will continue to encourage long-term performance and promote management retention. S&T’s earnings per share consistently grew from $1.81 in 2002 to $2.18 in 2005, although in the fiscal year ending December 31, 2006, there was a decline to $2.06. In December 2005, the Compensation Committee granted Mr. Miller nonstatutory stock options for 15,000 shares of S&T Common Stock with an exercise price equal to the average of the high and low market price on the date of the grant. The options granted vest 25% each year beginning January 1, 2007. The Compensation Committee granted consecutive awards of 15,000 nonstatutory stock options in 2003 and 2004 and an award of 4,000 shares of restricted stock (of which 1,000 shares were unvested at December 31, 2006) in 2002 under the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan (the “1992 Plan”). In addition to the options and restricted shares, Mr. Miller directly or indirectly owns 54,239 shares of S&T Common Stock. This significant interest in S&T Common Stock is considered to be beneficial to the common interests of shareholders and management.

Certain Other Benefits

S&T provides other benefits, or perquisites, to the Named Executive Officers. The primary perquisites for an executive are the payment of the initiation fees and dues for golf or social memberships at a private club, company contributions to a qualified defined benefit plan and a nonqualified deferred compensation plan, a company car and company paid life insurance premiums.

S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. S&T pays for senior management to belong to one or more private clubs, since this level of management has significant customer contact and involvement in the community. Expenses of a personal nature or related to a spouse are not paid by S&T.

S&T Bank maintains the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”), which is a qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or 401(k) contributions. S&T Bank makes matching contributions equal to 50% of the employees’ 401(k) contributions, up to 3% of the participants’ eligible compensation. S&T considers the matching contributions to the Thrift Plan as an incentive for employees to contribute toward their own retirement savings. In 2006, S&T Bank also made a year-end profit sharing contribution equal to 2% of the participants’ eligible compensation. Year-end profit sharing contributions are based on the performance of S&T, compared to earnings per share goals. In 2007, the earnings per share goals range from 2% to 8% for targets from $2.09 to $2.43, respectively. The compensation taken into account for determining the amount of contributions made on behalf of a participant is subject to qualified plan limits ($220,000 in 2006; $225,000 in 2007). S&T considers the year-end profit sharing contribution as an incentive for employees, including executives, to participate in the achievement of corporate earnings goals.

S&T Bank established the S&T Bancorp, Inc. Supplemental Savings, Make-Up and Deferred Management Incentive Plan (the “Nonqualified Plan”) in order that certain management employees, including executives, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly compensated employees. S&T Bank makes employer contributions to this plan that cannot be made to the qualified plans due to the aforementioned limits. The Nonqualified Plan is subject to the provisions of Internal Revenue Code of 1986, as amended (the “Code”) Section 409A. S&T is administering the plan in good faith compliance with the existing provisions of Code Section 409A, while awaiting final Internal Revenue guidelines.

S&T anticipates that its executives will frequently drive vehicles on company business. Therefore, S&T provides either a company car or a car allowance to executives. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive a car allowance of $6,000 that is fully taxable compensation.

Other benefits generally provided to all officers and full-time employees include a qualified defined benefit plan and the S&T Bank Welfare Benefit Plan. The latter has provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a health reimbursement account and life insurance.

Relocation benefits also are reimbursed but are individually negotiated when they occur. If S&T hires or initiates a transfer of an employee with special skills and requires a relocation of more than 35 miles, the employee is eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. S&T will also gross up taxable relocation reimbursements for federal taxes.

Change in Control

In designing compensation arrangements for senior management, the Compensation Committee understands that the hiring and retention of quality senior management talent could be hindered if S&T offers no protection against the possible loss of compensation or position through a change in control. Further, S&T believes that it is important to reduce the conflict of interest that senior management could experience in a change of control situation. In accordance with its general philosophy that senior management’s interest be aligned with shareholders’ interests, S&T had previously entered into change in control agreements with selected officers in senior management, including all Named Executive Officers. Each agreement provided that if the executive was terminated within one year following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board, or if the executive voluntarily terminated his employment with S&T under certain specified circumstances following a change in control, the Named Executive Officer would be entitled to receive a lump sum cash payment based on the executive’s salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for one year. In the case of Messrs. Miller and T.D. Brice, the lump sum cash payment would equal three times his annual base salary immediately preceding the change in control; for each of the other Named Executive Officers, the cash payment would equal his annual base salary immediately preceding the change in control. In general, the agreement defines a change in control as when a “person” (as such term is used in the Sections 13(d) and 14(d) in the Securities Exchange Act of 1934) assumes beneficial ownership of 10% or more of S&T’s Common Stock.

In 2006, S&T engaged Towers Perrin for advisory services for the purpose of updating these agreements, particularly with regard to provisions that were less attractive in the current market for recruiting senior management. S&T had determined that the definition for change in control needed updated, particularly with regard to removing the discretion of the S&T Board to unilaterally decide whether a change of control had occurred for purposes of making payments under the agreements to senior management. In addition, in S&T’s interest, the provision for change in beneficial ownership increased to 25% of S&T Common Stock for a change in control to occur. Towers Perrin advised the chief executive officer, the president, the chief financial officer, the senior vice president of employee services and the Compensation Committee, and drafted a replacement change in control agreement. Effective January 31, 2007, S&T entered into the new change in control agreements with all senior management, including the Named Executive Officers.

The new change in control agreement provides that if the employment of the chief executive officer or the president is terminated, without cause, within three years of a change of control, he will receive a lump sum payment in cash that equals 300 percent of his base salary. Each agreement provides that if any of the other Named Executive Officers’ employment is terminated, without cause, within two years of a change of control, he will receive a lump sum payment in cash that equals 200 percent of his base salary. The payment will be made no later than ten business days after the date of termination, subject to the six month delay for Code Section 409A compliance. Each agreement provides that if the executive’s employment is terminated, without cause, within the three or two years of a change of control, as applicable for that particular executive, he will receive life insurance, health, disability and other welfare benefits substantially similar in all respects to those which the executive was receiving immediately prior to the triggering event. These additional benefits will continue for three years for the chief executive officer and the president and for two years for the other Named Executive Officers. The benefits under the agreement are limited so that no federal taxes under Code Section 280G will be incurred. The Compensation Committee believes that the new agreement provides reasonable protection to the individual members on the senior management team and thereby aligns senior management’s interest with S&T’s shareholders.

Tax Deductibility of Compensation

Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest paid executive officers to the extent that any such individual’s compensation exceeds $1 million, unless certain performance, disclosure, shareholder approval and other requirements are met. The Compensation Committee is monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m). While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of S&T Bancorp, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee:

Samuel Levy (Chairman); Michael Donnelly; Ruth Grant; Joseph Kirk; Myles Sampson; and Charles Spadafora

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers of S&T (collectively, the “Named Executive Officers”) during 2006. S&T has not entered into any employment agreements with any of the Named Executive Officers.

The Named Executive Officers were not entitled to payments considered as “Non-Equity Incentive Plan Compensation” for the fiscal year ended December 31, 2006; therefore, the column for this element of compensation has not been included in the following table.

Summary Compensation Table for Fiscal Year 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J.C. Miller Chairman and Chief Executive Officer	2006	$470,000	$30,000	$6,582	$32,963	$247,400	$47,606	$834,551

R.E. Rout Senior Executive Vice President, Chief Financial Officer and Secretary	2006	$235,000	$22,010	$3,949	$24,173	$54,500	$31,593	$371,225

T.D. Brice President, Chief Operating Officer and Director	2006	$285,000	$25,000	$3,949	$27,469	$58,500	$39,939	$439,857

D.L. Krieger Senior Executive Vice President	2006	$275,000	$22,000	$3,949	$24,173	$76,100	$34,856	$436,078

E.C. Hauck Senior Executive Vice President	2006	$223,000	$22,000	$3,949	$24,173	$69,200	$28,702	$371,024

(1)	This column includes a discretionary bonus approved by the Compensation Committee on December 18, 2006, and paid on January 25, 2007. The bonus was paid in cash in lieu of a grant of nonstatutory stock options and was equal to $2 times the number of shares granted to the executive in 2005.
(2)	This column includes the value of all stock awards, which is the restricted S&T Common Stock granted on December 16, 2002 under the 1992 Plan. The value is the amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123(R). The assumptions used in the valuation of option awards are included in Notes A and O to S&T’s audited financial statements for the fiscal year ended December 31, 2006 included in S&T’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.
(3)	This column includes the value of all option awards under the 2003 Plan. The value is the amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123(R). The assumptions used in the valuation of option awards are included in Notes A and O to S&T’s audited financial statements for the fiscal year ended December 31, 2006 included in S&T’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(4)	This column shows the aggregate year-to-year change in the actuarial present value of the Named Executive Officer’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for FAS 87 accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the FAS 87 discount rate as well as changes due to the accrual of plan benefits.
(5)	The compensation represented by the amounts for 2006 set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table.

Name	Company Contributions to Qualified Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plan(b)	Company Car(c)	Country Club Dues(d)	Company Paid Life Insurance Premiums(e)	Restricted Stock Dividends(f)	All Other Compensation
J.C. Miller	$11,000	$6,760	$12,425	$9,239	$6,732	$1,450	$47,606
R.E. Rout	$11,000	$2,925	$10,950	$4,039	$1,809	$870	$31,593
T.D. Brice	$11,000	$5,800	$12,267	$9,035	$967	$870	$39,939
D.L. Krieger	$11,000	$5,250	$11,052	$1,140	$5,544	$870	$34,856
E.C. Hauck	$11,000	$2,234	$11,748	$1,140	$1,710	$870	$28,702

(a)	Contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. S&T Bank makes matching contributions equal to 50% of the employee’s 401(k) contributions, up to 3% of the employee’s eligible compensation. In 2006, S&T Bank also made a year-end profit sharing contribution equal to 2% of the employee’s eligible compensation. In 2006, the employee’s eligible compensation was $220,000.
(b)	Contributions by S&T Bank to the Nonqualified Plan that was established in order that certain management employees, including the Named Executive Officers, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly compensated employees.
(c)	Value attributable to a car provided by S&T to the Named Executive Officer. The value includes the cost of depreciation, insurance, registration fees, maintenance and fuel (calculated by multiplying the actual miles for 2006 by an average cost per mile, assuming an estimated $2.55 per gallon).
(d)	Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.
(e)	Excess premiums reported as taxable compensation on the Named Executive Officer’s W-2 for life insurance at three times salary. This insurance benefit is provided to all full time employees on a nondiscriminatory basis.
(f)	Dividends on unvested restricted S&T Common Stock, which are reported as taxable compensation on the Named Executive Officer’s W-2.

Grants of Plan-Based Awards

There were no options granted or stock based awards in 2006 to the Named Executive Officers.

Outstanding Equity Awards At 2006 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J.C. Miller
Granted 12/21/1998	15,000	0	$27.75	12/21/2008
Granted 12/20/1999	25,000	0	$22.88	12/20/2009
Granted 12/18/2000	25,000	0	$19.81	12/18/2010
Granted 12/17/2001	25,000	0	$24.40	12/17/2011
Granted 12/16/2002					1,000	$34,670
Granted 12/15/2003	15,000	0	$29.97	12/15/2013
Granted 12/20/2004	15,000	0	$37.08	12/20/2014
Granted 12/19/2005	0	15,000	$37.86	12/19/2015

R.E. Rout
Granted 12/21/1998	15,000	0	$27.75	12/21/2008
Granted 12/16/2002					600	$20,802
Granted 12/15/2003	10,000	0	$29.97	12/15/2013
Granted 12/20/2004	11,000	0	$37.08	12/20/2014
Granted 12/19/2005	0	11,000	$37.86	12/19/2015

T.D. Brice
Granted 12/17/2001	10,000	0	$24.40	12/17/2011
Granted 12/16/2002					600	$20,802
Granted 12/15/2003	10,000	0	$29.97	12/15/2013
Granted 12/20/2004	12,500	0	$37.08	12/20/2014
Granted 12/19/2005	0	12,500	$37.86	12/19/2015

D.L. Krieger
Granted 12/16/2002					600	$20,802
Granted 12/15/2003	5000	0	$29.97	12/15/2013
Granted 12/20/2004	11,000	0	$37.08	12/20/2014
Granted 12/19/2005	0	11,000	$37.86	12/19/2015

E.C. Hauck
Granted 12/16/2002					600	$20,802
Granted 12/15/2003	5000	0	$29.97	12/15/2013
Granted 12/20/2004	11,000	0	$37.08	12/20/2014
Granted 12/19/2005	0	11,000	$37.86	12/19/2015

(1)	Unvested options granted on December 15, 2003 became vested on January 1, 2006. Options granted on December 19, 2005 vest 25% each year beginning January 1, 2007.
(2)	This column includes the unvested stock awards granted on December 16, 2002 under the 1992 Plan that were unvested on December 31, 2006, but vested on January 1, 2007.

Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
J.C. Miller	0	$0	1,000	$36,865
R.E. Rout	0	$0	600	$22,119
T.D. Brice	0	$0	600	$22,119
D.L. Krieger	0	$0	600	$22,119
E.C. Hauck	0	$0	600	$22,119

(1)	No option awards were exercised by the Named Executive Officers in the fiscal year ended December 31, 2006.
(2)	This column includes the stock awards granted on December 16, 2002 under the 1992 Plan that vested on January 1, 2006. The stock awards vested at the average of the high and low price of S&T Common Stock on December 30, 2005, which was $36.865.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J.C. Miller	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	35	$1,064,000
				—
		35	$1,560,700
R.E. Rout	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	16	$340,800
				—
		16	$60,400
T.D. Brice	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	22	$240,900
				—
		22	$55,200
D.L. Krieger	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	22	$725,000
				—
		22	$320,400
E.C. Hauck	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan	32	$656,900
				—
		32	$113,700

The present values shown above are based on benefits earned as of December 31, 2006 under the terms of the Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”) and the S&T Bancorp, Inc. Supplemental Savings, Make-up and Deferred Management Incentive Plan (the “Nonqualified Plan”) as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under SFAS No. 87 as of December 31, 2006, including a discount rate of 6.0%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Mr. Krieger was eligible to retire and receive unreduced benefits as of December 31, 2006. Mr. Miller was eligible to retire and receive 93.75% of his benefit as of December 31, 2006 based on the reduction for early retirement described below.

The Retirement Plan

The Retirement Plan is a defined benefit pension plan that covers substantially all employees. The Retirement Plan provides benefits that are based on years of service and compensation. Benefits payable under the Retirement Plan at normal retirement, age 65, are determined under the following formula:

1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service

Plus

1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service

For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•

Average Final Compensation is the average compensation received during the highest 5 consecutive years out of the last 10 years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits, but does not include amounts deferred under the Nonqualified Plan. Compensation is limited each year as required by Federal law (limit was $220,000 for 2006).

•

Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21.

Participants’ benefits under the Retirement Plan are 100% vested after completion of five years. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least 10 years of service are eligible to receive early retirement benefits under the Retirement Plan. Early retirement benefits are reduced 5/12 of 1% for each month by which the date on which benefit payments commence precedes age 62.

Accrued benefits under the Retirement Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. The normal form of payment for married participants is a 50% joint and survivor annuity with 120 monthly payments guaranteed. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Retirement Plan. All forms of payment are actuarially equivalent in value.

The Nonqualified Plan

As noted above under the definition of Average Final Compensation for the Retirement Plan, compensation deferred under the Nonqualified Plan is not included as eligible compensation, and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores benefits that are not payable by the Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Retirement Plan apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J.C. Miller	$10,000	$6,760	$83,895	$0	$611,549
R.E. Rout	$24,455	$2,925	$31,473	$0	$239,218
T.D. Brice	$9,836	$5,800	$3,427	$0	$34,200
D.L. Krieger	$6,300	$5,250	$17,185	$0	$132,455
E.C. Hauck	$2,681	$2,234	$6,834	$0	$53,565

The Nonqualified Plan offers certain management employees, including the Named Executive Officers, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, the Nonqualified Plan can be used by highly compensated employees who are limited to the 6% salary deferral limit to the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the Make-up provision. A senior management employee may elect to defer all or a portion of his or her short-term incentive award under the Deferred Management Incentive Plan provision.

S&T Bank makes employer matching and year-end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3% of the deferral amount, except the match on deferrals under the Make-up provision, which are matched 50% on the first 6% of eligible compensation. The year-end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans.

The employee deferrals and employer contributions are invested equally in two large capitalization mutual funds in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund and Selected American Shares D.

As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Code Section 409A. S&T is administering the plan in good faith compliance with the existing provisions of Code Section 409A, while awaiting final Internal Revenue guidelines.

Termination of Employment and Change-in-Control Arrangements

The Named Executive Officers would receive payments from S&T in connection with a termination from employment. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, constructive termination or change in control of S&T. In the event of death, the Named Executive Officer’s beneficiary, heirs or estate would be entitled to certain payments.

Resignation. There are no employment agreements between S&T and any of the Named Executive Officers; therefore, in the event of resignation, the Named Executive Officer would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments. The Named Executive Officer would forfeit any unexercised nonstatutory stock options under the 1992 Plan immediately following the date of separation from employment. Nonstatutory stock options under the 2003 Plan would be forfeited if not exercised within one month of separation from service.

Retirement. Upon retirement, the Named Executive Officers would receive pension benefits as described above in “The Retirement Plan” and the “The Nonqualified Plan.” Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of payment. Various optional annuity forms of payment are available under the Retirement Plan. All forms of payment are actuarially equivalent in value.

	The Retirement Plan		The Nonqualified Plan
Name	Date Payable(1)	Annual Benefit(2)	Lump Sum Benefit as of 1/1/2007(3)
J.C. Miller	1/1/2007	$90,228	$1,428,100
R.E. Rout	age 65	$43,452	$33,700
T.D. Brice	age 65	$57,648	$24,700
D.L. Krieger	1/1/2007	$61,776	$287,200
E.C. Hauck	age 65	$87,384	$62,500

(1)	Messrs. Miller and Krieger were eligible to retire and receive 93.75% and 100%, respectively, of their benefits payable on January 1, 2007 as described in “The Retirement Plan” above. The other three Named Executive Officers were not eligible for early retirement as of December 31, 2006, and are presented at what their respective benefits would be upon retirement at age 65 if they had terminated employment on December 31, 2006.
(2)	The Named Executive Officers are married participants and will receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless an optional form of payment is elected. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the Named Executive Officer became deceased prior to retiring, the Named Executive Officer’s surviving spouse would receive the amount shown for ten years commencing as of the date shown, reducing to 50% of the amount shown after ten years and continuing for the remainder of her lifetime.
(3)	The Named Executive Officer receives a lump sum payment upon retirement or termination as described above in “The Nonqualified Plan.” The lump sum payment is determined as the present value of a ten-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the Named Executive Officer’s Nonqualified Plan deferred compensation account. Currently, the Named Executive Officers have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date.

The Named Executive Officer continues to hold any unexercised nonstatutory stock options granted under the 1992 Stock Plan for the earlier of five years or the normal expiration date of the option. Nonstatutory stock options granted under the 2003 Stock Plan are held until the normal expiration date of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

Severance, constructive termination and change in control. As described in the “Compensation, Discussion and Analysis,” during 2006, S&T had change in control agreements with all Named Executive Officers. Each agreement provided that if the executive was terminated within one year following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board, or if the executive voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (i.e., constructive termination), the Named Executive Officer would be entitled to receive a lump sum cash payment based on his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for one year. In general, the agreement defines a change in control as when a “person” (as such term is used in the Sections 13(d) and 14(d) in the Exchange Act) assumes beneficial ownership of 10% or more of S&T Common Stock. In addition, unvested nonstatutory stock options would immediately vest and become exercisable, under the 1992 Plan and the 2003 Plan. The following table provides the payments that each Named Executive Officer would have received in connection with severance, constructive termination or change in control of S&T at December 31, 2006:

Name	Multiple of Salary	Lump Sum Payment	Value of Vesting Nonstatutory Stock Options(1)	Value of Welfare Benefits(2)	Total Value of Payments
J.C. Miller	3X	$1,410,000	$0	$12,414	$1,422,414
R.E. Rout	1X	$235,000	$0	$12,098	$247,098
T.D. Brice	3X	$855,000	$0	$12,341	$867,341
D.L. Krieger	1X	$275,000	$0	$8,573	$283,573
E.C. Hauck	1X	$223,000	$0	$8,320	$231,320

(1)	The unvested nonstatutory options were not in the money as of December 31, 2006; therefore, the Named Executive Officer would have realized no value resulting from the vesting.
(2)	The value of welfare benefits for 12 months is comprised of health benefits at the COBRA premium rate and of life insurance, accidental death and disability insurance and long-term disability insurance at the current premiums paid by S&T.

Effective January 31, 2007, S&T entered into new change in control agreements with all of the Named Executive Officers. The new agreements are described in the “Compensation, Discussion and Analysis.”

Death. Upon the death of a Named Executive Officer, except for what is described above for termination due to retirement, there are no payments above the life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan. The heirs or estate of the Named Executive Officer will receive any unexercised nonstatutory stock options for the remaining term of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

DIRECTOR COMPENSATION

Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. The following table provides information concerning compensation paid by S&T to its non-management directors during 2006.

Director Compensation Table for Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
T. Brice	$33,300	—	$5,494	—	—	$5,000	$43,794
J. Carino	$31,300	—	$5,494	—	—	$5,000	$41,794
J. Delaney	$32,300	—	$5,494	—	—	$5,000	$42,794
M. Donnelly	$32,200	—	$5,494	—	—	$5,000	$42,694
W. Gatti	$31,700	—	$5,494	—	—	$5,000	$42,194
R. Grant	$30,200	—	$5,494	—	—	$5,000	$40,694
J. Grube	$34,800	—	$5,494	—	—	$5,000	$45,294
F. Jones	$33,900	—	$5,494	—	—	$5,000	$44,394
J. Kirk	$42,000	—	$5,494	—	—	$5,000	$52,494
S. Levy	$31,400	—	$5,494	—	—	$5,000	$41,894
J. Milano	$30,900	—	—	—	—	$5,000	$35,900
C. Olson	$16,000	—	$5,494	—	—	$5,000	$26,494
A. Papernick	$31,300	—	$5,494	—	—	$5,000	$41,794
M. Sampson	$18,100	—	$5,494	—	—	$5,000	$28,594
C. Spadafora	$30,400	—	$5,494	—	—	$5,000	$40,894

(1)	This column includes the value of all option awards under the 2003 Plan. The value is the amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123(R). The assumptions used in the valuation of option awards are included in Notes A and O to S&T’s audited financial statements for the fiscal year ended December 31, 2006 included in S&T’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.
(2)	This column includes a discretionary bonus approved by the Compensation Committee on December 18, 2006, and paid on January 25, 2007. The bonus was paid in lieu of a grant of nonstatutory stock options and was equal to $2 times the number of shares granted to the director in 2005.

Non-employee directors earn fees as noted below:

Directors
Annual stipend	$10,000
Board meeting attendance fee	$1,000
Board meeting attendance fee, via phone	$500
Board committee meeting fee, on a board meeting day	$500
Board committee meeting fee, on a day a board meeting is not held	$800
Training/seminar attendance fee, for internal corporate training	$800
Training/seminar attendance fee, for external training	$1,000

Committee Chairperson Retainer
Audit	$5,000
Nominating and Corporate Governance	$2,500
Compensation and Benefits	$1,000
Wealth Management Group Oversight	$1,000

S&T Bank has a loan committee comprised of directors who serve on a rotating basis. The directors are compensated $800 per meeting attended.

RELATED PERSON TRANSACTIONS

Transactions with Related Parties

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans do not involve more than normal risk of collectability or present unfavorable features.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. Total investment by S&T Bank was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Code Section 42 program. Director Delaney (and affiliated parties) and Director Gatti (and affiliated parties) each hold a one-third interest in RCL Partners, Inc.

During 2006, S&T Bank made payments of $400,198 to Director Olson, and affiliates, for the lease of operations, branch and administrative facilities. The details of the transactions with Director Olson are described in the paragraphs below.

On October 1, 1986, S&T Bank entered into an agreement to lease, from Director Olson and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four, five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 providing for four 5-year terms at the same terms and conditions of the original lease.

On August 1, 1992, S&T Bank entered into an agreement to lease from S.W. Jack Drilling Company, controlled by Director Olson, a building used for Wealth Management and other executive offices. The terms of the agreement provide for monthly payments of $6,500 for three years and the option to lease additional space on the second floor with additional successive terms of three years each, with rent for each renewal option to be the rent from the previous term, plus 5%. On July 1, 1993, S&T Bank exercised the option for the second floor space at the S.W. Jack Building. On August 1, 2004, S&T Bank renegotiated the lease with a new, combined monthly rent of $16,835 through September 2006. The lease was not renewed after that date.

On July 1, 2000, S&T Bank entered into an agreement to lease from Director Olson and James H. McElwain as trustees under an irrevocable trust, the third floor space, storage rooms and underground parking spaces at the aforementioned S.W. Jack Building. The terms of the agreement provide for monthly payments of $7,388 for one year with additional four successive terms of three years each, with rent for each renewal option to be the rent from the previous term, plus 5%. On August 1, 2004, S&T Bank renegotiated the lease with a new, combined monthly rent of $8,145 through September 2006. This lease was not renewed after that date.

During 2006, S&T Bank made payments of $767,059 to a company owned by Director Thomas A. Brice for the purchase of furniture and other equipment. In addition, Director Thomas A. Brice has a son, Todd D. Brice, who is a director and is employed by S&T and S&T Bank and earned $310,000 in salary and bonuses in 2006, as disclosed in the Summary Compensation Table.

During 2006, S&T Bank made payments for the purchase and maintenance of vehicles and the lease of a parking lot from companies owned or controlled by Director Delaney for $60,037 and $48,000, respectively. The terms of the parking lot lease agreement provide for monthly payments of $4,000 until April 30, 2010 with additional four successive renewal options of five years each and one successive renewal option of four years. The monthly rental shall be increased for each renewal term based on the Consumer Price Index.

On May 4, 2001, S&T Insurance Group, LLC, and Attorneys Abstract Company, Inc. entered into an agreement to form S&T Settlement Services, LLC (“STSS”), with respective ownership interests of 55% and 45%. STSS is a title insurance agency serving commercial customers. S&T Bank owns a 100% interest in S&T Insurance Group, LLC; Director Papernick owns 66.67% of the stock of Attorneys Abstract Company, Inc., which received $103,777 in 2006 from its interest in STSS. In addition, Director Papernick has a son who has a material interest in the law firm Papernick & Gefsky, LLC, which provided services to S&T Bank and received payments of $44,293 during 2006.

Director Gatti has a son who has material interest in Trek Development Group, which is typically the general partner or co-general partner, project developer, consultant and syndicator for Code Section 42 Low Income Housing projects in which S&T Bank invests as limited partner. Multiple projects received a total of $546,595 in 2006.

See also “Compensation Committee Interlocks and Insider Participation.”

Review, Approval or Ratification of Transactions with Related Persons

S&T has a written policy for the review, approval or ratification of transactions with Related Persons and Related Parties (collectively, the “Related Parties”). On an annual basis, each director and executive officer shall submit a Director and Executive Officers’ Questionnaire (the “Questionnaire”) for the purpose of assisting in the administration of this policy. The Questionnaire requests the identification of the Related Parties.

Any person nominated to stand for election as a director shall submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer shall submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire shall be submitted as soon as reasonably practicable following the appointment.

Directors and executive officers are expected to notify the Senior Risk Management Officer of any updates to the list of Related Parties. The Senior Risk Management Officer shall disseminate a Related Party master list as appropriate within S&T. The recipients of the master list shall utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.

The Board of Directors has determined that the Nominating and Corporate Governance Committee (the “Committee”) is best suited to review and approve Related Party Transactions.

At each calendar year’s first regularly scheduled Committee meeting, management shall recommend Related Party Transactions to be entered into by S&T for that calendar year, including the proposed aggregate value of such transactions if applicable. In addition, the Committee shall review any previously approved or ratified Related Party Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration S&T’s contractual obligations, the Committee shall determine if it is in the best interests of S&T and its shareholders to approve or disapprove such proposed transactions or to continue, modify or terminate ongoing Related Party Transactions.

At each subsequently scheduled meeting, management shall update the Committee as to any material change regarding approved Related Party Transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to consultation with the Committee Chairperson, and ratification by the Committee at the next scheduled meeting; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

The Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to be pre-approved by the Committee:

1.	Any compensation paid to executive officers provided S&T’s Compensation and Benefits Committee approved or recommended that the Board of Directors approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.	Any transaction where the Related Party’s interest arises solely from ownership of S&T Common Stock and all shareholders received the same benefit on a pro rata basis (e.g., dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

CORPORATE GOVERNANCE

Director Independence

The S&T Board determines annually that a majority of directors serving on the S&T Board are independent under NASDAQ Rule 4200(a)(15). In 2006, the S&T Board also considered all direct and indirect transactions described in “Transactions with Related Parties” and “Compensation Committee Interlocks and Insider Participation” in determining that the director is independent. There were no other transactions other than those described in the aforementioned sections of this Proxy Statement. The Nominating and Corporate Governance Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. Following review of the objective measures, the Nominating and Corporate Governance Committee and S&T Board also consider on a subjective basis each director’s personal and/or business relationships, regardless of dollar amount.

The following directors are independent under NASDAQ Rule 4200(a)(15): Mr. Carino, Mr. Delaney, Mr. Donnelly, Ms. Grant, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Levy, Mr. Milano, Mr. Papernick, Mr. Sampson and Mr. Spadafora. As discussed in the notes in “Proposal 1 — Election of Directors,” all members on the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee are independent under this NASDAQ Rule.

The S&T Board determines the independence of directors for service on the Audit Committee under SEC Rule 10A-3 and NASDAQ Rule 4350. As discussed in the note (2) in “Proposal 1 — Election of Directors,” all members on the Audit Committee are independent under SEC Rule 10A-3 and NASDAQ Rule 4350.

Compensation Committee Interlocks and Insider Participation

On December 1, 1997, S&T Bank entered into an agreement to lease from Director Sampson branch space and a freestanding drive-up teller and ATM facility located in a shopping plaza. On October 20, 2006, S&T Bank exercised an option beginning December 1, 2007 that provides for a ten-year term, annual consumer price index adjustment, real estate taxes, maintenance and a ten-year renewal option. The current monthly rent is $8,464.

During 2006, S&T Bank made payments of $6,998 for the maintenance of vehicles from a company owned by Director Spadafora. In addition, S&T Bank made payments of $105,961 and $4,886 for the purchase of goods and services from companies owned or controlled by Directors Donnelly and Levy.

In addition, S&T Bank may make extensions of credit to members of the Compensation and Benefits Committee in the ordinary course of business and on the same terms as available to others. See “Transactions with Related Parties.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under standards of the Public Company Accounting Oversight Board (United States) or as are required by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Audit Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Joseph Kirk (Chairperson); Ruth Grant; Jeffrey Grube; Frank Jones; and James Milano

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 5, 2007, the Audit Committee of the S&T Board notified KPMG LLP (“KPMG”) that they have been selected to serve as S&T’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and notified Ernst & Young LLP (“Ernst & Young”) that they have been dismissed as the Company’s independent registered public accounting firm, effective upon completion of the annual audit for S&T’s fiscal year ended December 31, 2006 and the filing of the Form 10-K on or about February 27, 2007. The decision to change accountants was approved by the Audit Committee on January 5, 2007. There were no disagreements, as described under Item 304(a)(1)(iv) of Regulation S-K, with Ernst & Young. In addition, Ernst & Young’s reports did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee in its discretion may direct the appointment of a different Independent Auditor at any time during the year if it determines that such a change would be in the best interests of S&T and its shareholders. Representatives of KPMG will be present at the Annual Meeting to make such comments as they desire and to respond to questions from shareholders of S&T.

Independent Auditor Fee Information

Fees for professional services provided by our Independent Auditor in each of the last two fiscal years, in each of the following categories are:

	2006	2005
Audit Fees	$562,900	$489,317
Audit-Related Fees	0	6,500
Tax Fees	4,750	10,606
All Other Fees	—	—

	$567,650	$506,423

Fees for audit services include fees associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, and SEC registration statements. Audit-related fees principally included a review of and consent for the Form 11-K for the Thrift Plan for Employees of S&T Bank. Tax fees included tax compliance and tax advice.

All services provided by our Independent Auditor in 2006 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the Independent Auditor to assure that the provision of such services does not impair the Independent Auditor’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Auditor to management.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2008 S&T Annual Meeting of Shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, on or before November 12, 2007. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting. Notice to S&T of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by S&T after January 26, 2008, and the persons named in the proxies solicited by S&T’s Board for its 2008 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

Robert E. Rout

Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

March 12, 2007

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 16, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. George and Delbert M. Baker or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on April 16, 2007, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

April 16, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1. ELECTION OF DIRECTORS FOR THREE YEAR TERM		2.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	☐ Thomas A. Brice ☐ James L. Carino ☐ Jeffrey D. Grube ☐ Joseph A. Kirk ☐ James C. Miller

Only shareholders of record as of the close of business on February 27, 2007 are entitled to notice of and to vote at such meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		■

MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐
Signature of Shareholder		Date	Signature of Shareholder	Date

Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.